Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 13, 2023, Selecta Biosciences, Inc., a Delaware corporation (“Selecta”), acquired Cartesian Therapeutics, Inc., a Delaware corporation (“Old Cartesian”), in accordance with the terms of an Agreement and Plan of Merger, dated November 13, 2023 (the “Merger Agreement”), by and among Selecta, Sakura Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Selecta (“First Merger Sub”), Sakura Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Selecta (“Second Merger Sub”), and Old Cartesian. Pursuant to the Merger Agreement, First Merger Sub merged with and into Old Cartesian, pursuant to which Old Cartesian was the surviving corporation and became a wholly owned subsidiary of Selecta (the “First Merger”). Immediately following the First Merger, Old Cartesian merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Second Merger, Old Cartesian changed its name to Cartesian Bio, LLC.

The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, Selecta changed its corporate name to Cartesian Therapeutics, Inc. (“Cartesian” or the “Company”) and commenced trading under the symbol “RNAC” beginning on November 14, 2023.

The Board of Directors of Selecta (the “Board”) unanimously approved the Merger Agreement and the related transactions. The Merger has been consummated substantially concurrently with the entry into the Merger Agreement and was not subject to approval of Selecta stockholders.

Under the terms of the Merger Agreement, following the consummation of the Merger (the “Closing”), in exchange for the outstanding shares of capital stock of Old Cartesian immediately prior to the effective time of the First Merger, the Company agreed to issue to the stockholders of Old Cartesian (A) 6,723,639 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and (B) 384,930.724 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), each share of which is convertible into 1,000 shares of Common Stock, subject to certain conditions.  The issuance of the shares of Common Stock and Series A Preferred Stock occurred after the December 4, 2023 record date for the distribution of contingent value rights discussed below. The Old Cartesian stockholders did not have rights as holders of Common Stock or holders of Series A Preferred Stock until such issuance.  Additionally, the Company assumed all outstanding stock options of Old Cartesian, subject to an exercise blackout period that ended December 8, 2023.

Pursuant to the Merger Agreement, the Company will hold a special stockholders’ meeting to submit the following proposals to a vote of its stockholders: (i) the approval of the conversion of shares of Series A Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC (the “Conversion Proposal”), and (ii) either or both of (A) the approval of an amendment to the Company’s restated certificate of incorporation, as amended (the “Charter”), to increase the number of shares of Common Stock authorized under the Charter and (B) the approval of an amendment to the Charter to effect a reverse stock split of all outstanding shares of Common Stock, in either case (A) or (B) by a number of authorized shares or at a stock split ratio, as the case may be, sufficient to allow the conversion of all shares of Series A Preferred Stock issued in the Merger.

Following stockholder approval of the Conversion Proposal, each share of Series A Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 0% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion; provided, however, that such beneficial ownership limitation does not apply to TAS Partners, LLC, an affiliate of Dr. Springer, or any of its affiliates.

Each share of Series A Preferred Stock will be redeemable at the option of the holder at any time following the date that is 18 months after the initial issuance date of the Series A Preferred Stock, other than any shares of Series A Preferred Stock that would not be convertible into shares of Common Stock as a result of the beneficial ownership limitation referred to in the foregoing paragraph (without regard to whether the requisite stockholder approval to convert the Series A Preferred Stock into Common Stock has been obtained).

Contingent Value Rights Agreement

On December 6, 2023, as contemplated in the Merger Agreement, the Company entered into a contingent value rights agreement (the “CVR Agreement”) pursuant to which each holder of Common Stock as of December 4, 2023 was entitled to one contractual contingent value right (each, a “CVR”) issued by the Company for each share of Common Stock held by such holder as of December 4, 2023, which CVRs were distributed to such holders on December 13, 2023. Holders of the warrants to purchase Common Stock of the Company outstanding as of such date (each, a “Selecta Warrant”) will be entitled to receive, upon exercise of such Selecta Warrant and in accordance with the terms thereof, one CVR per each such share of Common Stock underlying such Selecta Warrant, assuming the same had been exercised on December 4, 2023; except that the holders of the warrants issued by Selecta on April 11, 2022 (the “Selecta Warrants”), as required by the terms of such Selecta Warrants, received such CVRs on December 13, 2023, together with the distribution of CVRs made to the holders of Common Stock, even if such Selecta Warrants were not exercised.

Each CVR entitles its holder to distributions of the following, pro-rated on a per-CVR basis, during the period ending on the date on which the Royalty Term (as defined in the Company’s License and Development Agreement, as amended, with Swedish Orphan Biovitrum AB (publ.) (the “Sobi License”)) ends (the “Termination Date”):

•
100% of all milestone payments, royalties and other amounts paid to the Company or its controlled affiliates (the “Company Entities”) under the Sobi License or, following certain terminations of the Sobi License, any agreement a Company Entity enters into that provides for the development and commercialization of SEL-212; and

•
100% of all cash consideration and the actual liquidation value of any and all non-cash consideration of any kind that is paid to or is actually received by any Company Entity prior to the Termination Date pursuant to an agreement relating to a sale, license, transfer or other disposition of any transferable asset of the Company existing as of immediately prior to the Merger, other than those exclusively licensed under the Sobi License or which the Company Entities are required to continue to own in order to comply with the Sobi License.

The distributions in respect of the CVRs will be made on a semi-annual basis, and will be subject to a number of deductions, subject to certain exceptions or limitations, including for (i) certain taxes payable on the proceeds subject to the CVR distribution, (ii) certain out of pocket costs incurred by the Company Entities, including audit and accounting fees incurred in connection with reporting obligations relating to the CVRs and other expenses incurred in the performance of their obligations and other actions under the CVR Agreement, (iii) a fixed semi-annual amount of $750,000 for general and administrative overhead, (iv) payments made and remaining obligations on lease liabilities of Selecta immediately prior to the Merger and (v) amounts paid and remaining obligations with regard to Selecta’s Xork product candidate.  Each of the deductions described in (iv) and (v) will be made only if certain milestone payments under the Sobi License are made, and are also subject to certain adjustments as contemplated in the CVR Agreement.

Series A Preferred Stock Financing

On November 13, 2023, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with (i) Timothy A. Springer, a member of the Company’s Board; (ii) TAS Partners, LLC, and (iii) Seven One Eight Three Four Irrevocable Trust, a trust associated with Dr. Murat Kalayoglu, a co-founder and the former chief executive officer of Old Cartesian, who joined the Board effective immediately after the effective time of the Merger (the “Investors”). Pursuant to the Securities Purchase Agreement, the Company agreed to issue and sell an aggregate of 149,330.115 shares of Series A Preferred Stock for an aggregate purchase price of  $60.25 million (collectively, the “Financing”). Each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock.

In the Financing, each of TAS Partners, LLC and Dr. Springer agreed to settle its purchases in three approximately equal tranches of shares of Series A Preferred Stock, each for a purchase price of approximately $20.0 million, with the three tranches settling 30, 60, and 90 days, respectively, following the Closing.  The first and second tranches were settled on December 13, 2023 and January 12, 2024, respectively, under which (i) 24,785.081 shares of Series A Preferred Stock were issued to each of TAS Partners, LLC and Dr. Springer in the first tranche, and (ii) 49,570.163 shares of Series A Preferred Stock were issued to Dr. Springer in the second tranche.  The third tranche is expected to settle on February 11, 2024.

Settlement of Selecta Equity Awards

Upon consummation of the First Merger, the equity compensation awards of Selecta were settled as follows:

•
Each option to acquire shares of Common Stock and each restricted stock unit award with respect to shares of Common Stock, in each case that was outstanding and unvested immediately prior to the Merger, was accelerated and vested in full at the effective time of the First Merger;

•
each option to acquire shares of Common Stock was canceled and in exchange therefor, former holders became entitled to receive an amount in cash equal to the product of (A) the total number of shares of Common Stock subject to the unexercised portion the stock option (determined after giving effect to the accelerated vesting) multiplied by (B) the excess, if any, of $2.06 (the “Cash-out Amount”) over the applicable exercise price per share of Common Stock under such stock option; and

•
each restricted stock unit award with respect to shares of Common Stock was cancelled and the former holder of such canceled restricted stock unit became entitled, in exchange therefor, to receive an amount in cash equal to the product of (A) the total number of shares of Common Stock deliverable under such restricted stock unit (determined after giving effect to the accelerated vesting) multiplied by (B) the Cash-out Amount.

Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The Selecta and Old Cartesian unaudited pro forma condensed combined balance sheet data assume that the Merger took place on September 30, 2023, and combines the Selecta and Old Cartesian historical balance sheets at September 30, 2023. The Selecta and Old Cartesian unaudited pro forma condensed combined statements of operations data assume that the Merger took place as of January 1, 2022, and combine the historical results of Selecta and Old Cartesian for the year ended December 31, 2022, and for the nine months ended September 30, 2023. The historical financial statements of Selecta and Old Cartesian have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. The final determination of these estimated fair values will be based on the actual net tangible assets of Old Cartesian that existed as of the date of completion of the Merger.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Selecta and Old Cartesian been a combined company during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical audited financial statements of Selecta and Old Cartesian.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023
(in thousands)

	Selecta Biosciences, Inc.	Cartesian Therapeutics, Inc. (Old Cartesian)	Transaction Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$79,603	$6,875	$(9,423)	B	$137,305
			60,250	G
Accounts receivable	4,898	994	-		5,892
Unbilled receivables	1,875	-	-		1,875
Prepaid expenses and other current assets	3,493	299	-		3,792
Total current assets	89,869	8,168	50,827		148,864
Non-current assets:
Property and equipment, net	2,421	228	-		2,649
Right-of-use asset, net	10,339	891	-		11,230
Intangible assets	-	-	150,700	F	150,700
Goodwill	-	-	48,062	F	48,062
Other assets	3,405	25	-		3,430
TOTAL ASSETS	$106,034	$9,312	$249,589		$364,935
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$14,012	$2,082	$4,895	A	$20,989
Lease liability	1,787	273	-		2,060
Deferred revenue	4,140	-	-		4,140
Total current liabilities	19,939	2,355	4,895		27,189
Non-current liabilities:
Lease liability	8,694	743	-		9,437
Deferred revenue	3,981	-	-		3,981
Warrant liabilities	13,091	-	-		13,091
Deferred tax liability	-	-	34,853	F	15,854
			(18,999)	J
Contingent value right obligation	-	-	340,300	H	340,300
Total liabilities	45,705	3.098	361,049		409,852
Commitments and contingencies
Convertible Preferred Stock	-	32,057	155,308	F	215,558
			60,250	G
			(32,057)	I
Stockholders’ equity (deficit):
Common stock	15	-	-	F I	15
Additional paid-in capital	501,919	7,985	6,977	B	182,372
			619	D
			13,157	F
			(340,300)	H
			(7,985)	I
Accumulated deficit	(436,989)	(33,828)	(4,895)	A	(438,246)
			(16,400)	B
			(619)	D
			35,486	I
			18,999	J
Accumulated other comprehensive loss	(4,616)	-	-		(4,616)
Total stockholders’ equity (deficit)	60,329	(25,843)	(294,961)		(260,475)
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$106,034	$9,312	$249,589		$364,935

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except share and per share amounts)

	Selecta Biosciences, Inc.	Cartesian Therapeutics, Inc. (Old Cartesian)	Transaction Adjustments	Notes	Pro Forma Combined
Revenue:
Collaboration and license revenue	$110,777	$-	$-		$110,777
Grant revenue	-	1,449	-		1,449
Total revenue	110,777	1,449	-		112,226
Operating expenses:
Research and development	72,377	6,841	7,462	B	88,488
			619	D
			1,189	E
General and administrative	23,862	1,244	4,895	A	38,939
			8,938	B
Total operating expenses	96,239	8,085	23,103		127,427
Operating income (loss)	14,538	(6,636)	(23,103)		(15,201)
Investment income	2,073	35	-		2,108
Foreign currency transaction, net	(22)	-	-		(22)
Interest (expense) income, net	(3,031)	-	-		(3,031)
Change in fair value of warrant liabilities	20,882	-	-		20,882
Other income, net	330	146	(108)	C	368
Income (loss) before income taxes	34,770	(6,455)	(23,211)		5,104
Income tax benefit	609	-	18,999	J	19,608
Net income (loss)	35,379	(6,455)	(4,212)		24,712
Other comprehensive income (loss)
Foreign currency translation adjustment	18	-	-		18
Unrealized gain on marketable securities	(10)	-	-		(10)
Total comprehensive income (loss)	$35,387	$(6,455)	$(4,212)		$24,720
Net (loss) income per share
Basic	$0.24			K	$(0.08)
Diluted	$0.10			K	$(0.22)
Weighted-average common shares outstanding
Basic	144,758,555			K	151,482,194
Diluted	145,874,889			K	152,282,286

Unaudited Pro Forma Condensed Combined Statements of Operations
For the period ended September 30, 2023
(in thousands, except share and per share amounts)

	Selecta Biosciences, Inc.	Cartesian Therapeutics, Inc. (Old Cartesian)	Transaction Adjustments	Notes	Pro Forma Combined
Collaboration and license revenue	$17,738	$-	$-		$17,738
Operating expenses:
Research and development	49,408	6,965	684	E	57,057
General and administrative	18,414	1,286	-		19,700
Total operating expenses	67,822	8,251	684		76,757
Operating loss	(50,084)	(8,251)	(684)		(59,019)
Investment income	4,024	311	-		4,335
Foreign currency transaction, net	39	-	-		39
Interest expense	(2,833)	-	-		(2,833)
Change in fair value of warrant liabilities	6,049	-	-		6,049
Other income, net	753	176	108	C	1,037
Loss before income taxes	(42,052)	(7,764)	(576)		(50,392)
Income tax (expense) benefit	-	-	-		-
Net loss	(42,052)	(7,764)	(576)		(50,392)
Other comprehensive income (loss):
Foreign currency translation adjustment	(69)	-	-		(69)
Unrealized gain on marketable securities	11	-	-		11
Total comprehensive loss	$(42,110)	$(7,764)	$(576)		$(50,450)
Net loss per share
Basic	$(0.27)				$(0.31)
Diluted	$(0.27)				$(0.31)
Weighted-average common shares outstanding
Basic	153,870,912			F K	160,594,551
Diluted	153,870,912			F K	160,594,551

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

Merger Transaction

The Merger occurred on November 13, 2023, as a result of which Selecta acquired all of the equity of Old Cartesian.  Selecta, as the surviving corporation, was renamed “Cartesian Therapeutics, Inc.” and is trading under the symbol “RNAC” on the Nasdaq Global Market as of November 14, 2023.

In exchange for the outstanding shares of capital stock of Old Cartesian immediately prior to the effective time of the First Merger, the Company issued to the stockholders of Old Cartesian (A) 6,723,639 shares of Common Stock and (B) 384,930.724 shares of Series A Preferred Stock, each share of which is convertible into 1,000 shares of Common Stock, subject to certain conditions.

Pursuant to the Merger Agreement, the Company will hold a special stockholders’ meeting to submit the following proposals to a vote of its stockholders: (i) the approval of the conversion of shares of Series A Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC, and (ii) either or both of (A) the approval of an amendment to the Charter to increase the number of shares of Common Stock authorized under the Charter and (B) the approval of an amendment to the Charter to effect a reverse stock split of all outstanding shares of Common Stock, in either case (A) or (B) by a number of authorized shares or at a stock split ratio, as the case may be, sufficient to allow the conversion of all shares of Series A Preferred Stock issued in the Merger.

Following stockholder approval of the Conversion Proposal, each share of Series A Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 0% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion; provided, however, that such beneficial ownership limitation does not apply to TAS Partners, LLC or any of its affiliates.

Each share of Series A Preferred Stock will be redeemable at the option of the holder at any time following the date that is 18 months after the initial issuance date of the Series A Preferred Stock, other than any shares of Series A Preferred Stock that would not be convertible into shares of Common Stock as a result of the beneficial ownership limitation referred to in the foregoing paragraph (without regard to whether the requisite stockholder approval to convert the Series A Preferred Stock into Common Stock has been obtained).

The outstanding stock option awards of Old Cartesian were assumed by the Company in connection with the Merger.  As a result, the Company issued (i) stock options in respect of 23,306,661 shares of Common Stock and (ii) stock options in respect of 14,112.299 shares of Series A Preferred Stock.

Additionally, Selecta accelerated the vesting of unvested equity compensation awards and settled such awards as follows: (i) each Selecta stock option was canceled and its holder received an amount in cash equal to the product of (A) the total number of shares of Common Stock subject to the unexercised portion the stock option (determined after giving effect to the accelerated vesting) multiplied by (B) the excess, if any, of the Cash-out Amount over the applicable exercise price per share of Common Stock under such stock option; and (ii) each Selecta restricted stock unit award was cancelled and its holder received an amount in cash equal to the product of (A) the total number of shares of Common Stock deliverable under such restricted stock unit multiplied by (B) the Cash-out Amount. Stock options with an exercise price in excess of the Cash-out Amount received no cash payment. The total cash payment to cancel such equity compensation awards amounted to $9.4 million.

Financing

On November 13, 2023, certain investors entered into the Securities Purchase Agreement with the Company, pursuant to which such investors committed to purchasing Series A Preferred Stock for an aggregate purchase price of $60.25 million.

Contingent Value Rights Agreement

On December 6, 2023, as contemplated in the Merger Agreement, the Company entered into the CVR Agreement, pursuant to which each holder of Common Stock as of December 4, 2023 was entitled to one CVR issued by the Company for each share of Common Stock held by such holder as of December 4, 2023, which CVRs were distributed to such holders on December 13, 2023. Holders of the Selecta Warrants will be entitled to receive, upon exercise of such Selecta Warrant and in accordance with the terms thereof, one CVR per each such share of Common Stock underlying such Selecta Warrant, assuming the same had been exercised on December 4, 2023; except that the holders of the Selecta Warrants issued on April 11, 2022, as required by the terms of such Selecta Warrants, received such CVRs on December 13, 2023, together with the distribution of CVRs made to the holders of Common Stock, even if such Selecta Warrants were not exercised.

Each CVR represents the contractual right to receive contingent cash payments upon the receipt by the Company of (i) certain amounts payable by Sobi, if any, pursuant to the Sobi License, upon the achievement by Sobi of certain milestones or on the account of royalties, in each due as set forth in the Sobi License, and (ii) the proceeds from any sale, license, transfer or other disposition of any transferable asset of the Company existing as of immediately prior to the Merger, other than those exclusively licensed under the Sobi License or which the Company Entities are required to continue to own in order to comply with the Sobi License. The distributions in respect of the CVRs are subject to certain deductions, including for specified expenses, taxes and obligations of Selecta as of prior to the Merger or in connection with performance of the Company’s obligations under the CVR Agreement. The CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in the Company.

The CVR will be recognized as a distribution to the Selecta stockholders and warrant holders upon the record date for its distribution, which was December 4, 2023, in an amount equal to the fair value of the right conveyed under the CVR.

2.	Basis for Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, is presented as if the Merger had been completed on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2022, and the nine months ended September 30, 2023, assumes that the Merger occurred on January 1, 2022, and combines the historical results of Selecta and Old Cartesian.

The Merger is accounted for as a business combination under U.S. GAAP because Selecta has obtained control of Old Cartesian as a result of the Merger.  As such, for financial reporting purposes, Selecta has been determined to be the accounting acquirer as Old Cartesian is deemed to be a variable interest entity to which Selecta is the primary beneficiary as Selecta has (i) the power to direct the activities that most significantly impact the economic performance of Old Cartesian and (ii) the obligation to absorb losses or the right to receive benefits of Old Cartesian.  Under the terms of the Merger: (A) the pre-Merger stockholders of Selecta continue to control the combined company, as the Series A Preferred Stock issued in connection with the Merger and Financing are non-voting shares, unless and until there is a stockholder vote which approves the Conversion Proposal, (B) Selecta holds the majority of Board seats of the combined company, and (C) Selecta’s management holds all key positions in the management of the combined company.

The pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.	Purchase Price Allocation

The net purchase price of Old Cartesian was approximately $168.5 million and was funded by the issuance of Common Stock, Series A Preferred Stock and the exchange of stock options of Old Cartesian for stock options of the Company. The total purchase price has been allocated to Old Cartesian’s tangible assets, identifiable intangible assets and assumed liabilities based on their estimated fair values as of November 13, 2023. The excess of the purchase price over the tangible assets, identifiable intangible assets and assumed liabilities will be recorded as goodwill. The Company’s estimates and assumptions in determining the estimated fair values of certain assets and liabilities are preliminary and are subject to change. The total estimated purchase price was allocated as follows (in thousands):

Amounts
Total purchase consideration
Common Stock	$2,713
Series A Preferred Stock	155,308
Assumption of Cartesian stock options	10,444
Total purchase price	$168,465

Allocation of the purchase consideration
Tangible assets	$8,000
Liabilities assumed	(3,444)
Intangible assets	150,700
Deferred tax liabilities	(34,853)
Goodwill	48,062
Total purchase price allocation	$168,465

The preliminary fair value of the intangible assets has been estimated using the income approach in which the after-tax cash flows are discounted to present value. The cash flows are based on estimates used to price the transaction, and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as the weighted average cost of capital. Based on the preliminary valuation, the acquired intangible assets are comprised of in-process research and development associated with Descartes-08 for myasthenia gravis and Descartes-08 for systemic lupus erythematosus development programs. These preliminary estimates of fair value may vary materially from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

After allocation of the preliminary purchase price to the estimated fair values of acquired assets and liabilities as of November 13, 2023, goodwill is approximately $48.1 million. The factors contributing to the recognition of the amount of goodwill are primarily attributable to the value of the assembled workforce and deferred tax liabilities associated with the transaction.

4.	Pro Forma Adjustments

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical audited financial statements of Selecta and Old Cartesian for the years ended December 31, 2022, and 2021 and for the nine months ended September 30, 2023.

Merger Transaction Adjustments

A	To accrue additional $4.9 million of transaction costs incurred by Selecta subsequent to September 30, 2023.

B
Recognize total research and development expense of $7.5 million and general and administrative expense of $8.9 million associated with the modification of Selecta stock options and restricted stock units to accelerate the vesting of all awards upon the Merger and the cash settlement of certain awards.

The modification resulted in full recognition of unrecognized compensation of $13.1 million of which $5.9 million and $7.2 million was classified as research and development expense and general and administrative expense, respectively.

In addition, with the exception of any options with an exercise price greater than $2.06 per share, all awards were settled in cash for an amount equal to $2.06 less any exercise price associated with the awards.  The total cash payment made to the holders of stock options and restricted stock units was $9.4 million.  The fair value of the awards prior to the settlement was recorded to additional paid in capital in an amount of $6.2 million and the amount in excess of fair value was recognized as additional compensation expense in an amount of $3.3 million, of which $1.6 million and $1.7 million was classified as research and development expense and general and administrative expense, respectively.

C
An in-license agreement held by Old Cartesian included a payment to the licensor that is contingent upon certain corporate transactions.  In connection with the Merger, a payment in the amount of $0.6 million was due to the licensor and fully accrued as of September 30, 2023. The Company accounted for the obligation as a derivative which was remeasured at fair value at the end of each reporting period.  The expense related to the remeasurement of the contingent liability which is recorded in other income, net for the nine months ended September 30, 2023 ($0.1 million) was removed.  The expense has been reflected in the year ended December 31, 2022, as the Merger is assumed to have occurred on January 1, 2022, for pro forma purposes.

D
In connection with the Merger, one Old Cartesian employee had a pre-existing provision in the employee’s stock option agreement, which provided for an acceleration of vesting upon a change in control, which was triggered as a result of the Merger.  The additional expense of $0.6 million will be included in Old Cartesian’s pre-acquisition net loss, upon the Merger.  This amount is included as a pro forma adjustment as the expense is not included in the historical financial statements presented.

E
To record stock compensation expense for the assumed unvested stock option awards (valued at approximately $2.6 million) that is to be recorded prospectively over the remaining service period of the awards.  Total expense of $1.2 million and $0.7 million was classified as research and development expense during the year ended December 31, 2022 and the nine months ended September 30, 2023, respectively.  There are no awards related to general and administrative activities.

F	To record purchase consideration and acquired intangible assets, goodwill and deferred tax liabilities.

G	To reflect the $60.25 million Financing associated with the issuance of Series A Preferred Stock under the Securities Purchase Agreement.

H
In connection with the Merger, the Company entered into the CVR Agreement to distribute the rights to future cash flows associated with certain licensed products and other assets to its stockholders.  One CVR was distributed with respect to each share of Common Stock outstanding as of December 4, 2023 and each share of Common Stock underlying the Selecta Warrants issued on April 11, 2022.  Further, one CVR will be distributed in respect of each share of Common Stock underlying the other Selecta Warrants, in each case if and to the extent each such Selecta Warrant is exercised in the future in accordance with its own terms.  Each CVR was valued at $1.83 per Common Stock equivalent.   The aggregate fair value of the CVR obligation on November 13, 2023 (the date that the CVR dividend was declared) was $340.3 million, which is recognized as a liability with the dividend recognized to additional paid in capital.

I	To eliminate the historical equity of Cartesian Therapeutics, Inc. (Old Cartesian).

J	To recognize the tax benefit associated with the deferred tax liability recorded as part of the purchase price allocation.

K
The Series A Preferred Stock and the Selecta Warrants issued on April 11, 2022 are considered participating securities and therefore the Company follows the two-class method when computing pro forma net loss (income) per share.  During periods of net loss, there is no allocation of undistributed earnings required under the two-class method since the participating securities do not have a contractual obligation to fund the losses of the Company.  The following represents the pro forma calculation of basic EPS for the year ended December 31, 2022:

Net income	$24,712
Less: CVR distribution to participating securities	(37,550)
Net loss allocable to shares of common stock, basic	(12,838)
Net loss per share, basic	$(0.08)
Weighted-average shares of common stock outstanding, basic	151,482,194

The CVR distribution to participating securities represents the amount of the CVR distribution attributable to the Selecta Warrants issued on April 11, 2022 which participated in that distribution.  The Series A Preferred Stock did not participate in the CVR distribution. During the nine months ended September 30, 2023, there were no adjustments to net loss to determine net loss allocable to shares of Common Stock, basic.
The following represents the pro forma calculation of diluted earnings per share for the year ended December 31, 2022:

Net loss allocable to shares of common stock, basic	$(12,838)
Less: change in fair value of dilutive warrants	(21,029)
Net loss allocable to shares of common stock, diluted	(33,867)
Net loss per share, diluted	$(0.22)
Weighted-average shares of common stock outstanding, diluted	152,282,286

During the nine months ended September 30, 2023, there were no adjustments to net loss to determine net loss allocable to shares of Common Stock, diluted.

Potentially dilutive Common Stock equivalents excluded from the computation of diluted net loss per share at September 30, 2023 and December 31, 2022, as the effect would have been anti-dilutive, are as follows:

	September 30, 2023	December 31, 2022
Warrants to purchase Common Stock	31,224,703	22,807,755
Series A preferred stock issued to Cartesian stockholders	384,930,724	384,930,724
Series A preferred stock issued in Financing	149,330,115	149,330,115
Common Stock options	23,306,661	23,306,661
Series A Preferred Stock options	14,112,299	14,112,299
Total	602,904,502	594,487,554